Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Techpoint, Inc.

San Jose, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 2023, relating to the consolidated financial statements of Techpoint, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and 2021.

/s/ Macias, Gini and O’Connell LLP

Irvine, California

April 14, 2023